Exhibit 99.1

SUSSEX BANCORP AND COMMUNITY BANK OF BERGEN COUNTY, NJ

COMPLETE MERGER

ROCKAWAY, NEW JERSEY – January 4, 2018 – Sussex Bancorp (Nasdaq: SBBX), the holding company for Sussex Bank, announced today the successful closing of the previously announced merger of Community Bank of Bergen County, NJ (OTCMKTS: CMTB) (“Community Bank”) with and into Sussex Bank.

Under the terms of the merger agreement, each outstanding share of Community Bank common stock will be exchanged for 0.97 shares of Sussex Bancorp common stock. The merger enhances and expands Sussex Bank’s presence in Bergen County, New Jersey with the addition of three full service branch locations in that county, complementing Sussex Bank’s existing location in Oradell, New Jersey. Sussex Bank now has 14 branches throughout Northern New Jersey and New York, and approximately $1.4 billion in assets.

“I am excited about our partnership with Community Bank. The values that Peter Michelotti has instilled at Community Bank are comparable to ours, which will make the cultural integration seamless. As always, our focus will be to deepen the relationships with our employees and customers,” said Anthony Labozzetta, President and CEO of Sussex Bancorp. Mr. Labozzetta added, “The larger scale and broader presence of our organization will make us even more competitive in the markets we serve. We look forward to continuing to build our bank and realizing the value that this merger will create for our employees, customers and shareholders.”

Effective immediately, Community Bank President and CEO Peter A. Michelotti will serve as Senior Executive Vice President and Chief Operating Officer at Sussex Bancorp and Sussex Bank. He and Community Bank directors Dominick D’Agosta and Walter E. Loeffler have been appointed members of the Board of Directors of both Sussex Bancorp and Sussex Bank.

“The merger will create an optimal experience for our customers, as we combine forces to offer enhanced banking and financial services to key markets in New Jersey and New York,” said Mr. Michelotti. “It will also tremendously benefit our staff who will realize further opportunities for growth and development, and our shareholders who will experience increased value.”

Keefe, Bruyette & Woods, Inc. served as financial advisor to Sussex Bancorp and Hogan Lovells US LLP served as its legal counsel. FinPro Capital Advisors, Inc. served as financial advisor to Community Bank and Stevens and Lee served as its legal counsel.

About Sussex Bancorp

Sussex Bancorp (Nasdaq: SBBX) is the holding company for Sussex Bank which is headquartered in Sussex County, New Jersey and operates regionally with fourteen branch locations throughout Bergen, Sussex and Warren counties in New Jersey and in Astoria, New York. In addition to its branch locations, Sussex Bancorp offers a loan production office in Oradell, New Jersey and a full-service insurance agency, the Tri-State Insurance Agency, Inc., with locations in Augusta and Oradell, New Jersey.

In 2017, Sussex Bancorp was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. Sussex Bancorp is one of the 50 Fastest Growing Companies in New Jersey as ranked by NJBIZ Magazine. Sussex Bancorp President and Chief Executive Officer, Anthony Labozzetta, was named one of America’s Business Leaders in Banking by Forbes magazine and American Banker’s Community Banker of the Year in 2016.

For more details on Sussex Bank, please visit: www.sussexbank.com

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger between Sussex Bancorp and Community Bank, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger; and (ii) statements that may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project” or similar words. Such statements are based on Sussex Bancorp’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) difficulties and delays in integrating the business or fully realizing cost savings and other benefits; (2) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (3) changes to interest rates; (4) the ability to control costs and expenses; (5) general economic conditions; (6) the success of Sussex Bancorp’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business; and (7) risks associated with the quality of Sussex Bancorp’s assets and the ability of its borrowers to comply with repayment terms. Further information about these and other relevant risks and uncertainties may be found in Sussex Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in subsequent filings with the Securities and Exchange Commission. Sussex Bancorp undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SUSSEX BANCORP:

Anthony Labozzetta, President and CEO

Steven Fusco, SEVP/CFO

(844) 256-7328